Exhibit 5.1

January 31, 2007

GeoPetro Resources Company

One Maritime Plaza, Suite 700

San Francisco, CA 94111

Re:                               GeoPetro Resources Company — Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to GeoPetro Resources Company, a California corporation (the “Company”) in connection with the registration for resale by the persons listed in the Registration Statement (as defined below) as the selling stockholders of up to 10,556,886 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), up to 4,005,250 shares of Common Stock (the “Option Shares”) issuable upon the exercise of options (the “Options”) and up to 1,937,855 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants (the “Warrants”), pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2006, as amended by Amendment No. 1 filed with the Commission on September 19, 2006, Amendment No. 2 filed with the Commission on November 16, 2006, Amendment No. 3 filed with the Commission on January 9, 2007 and Amendment No. 4 filed with the Commission on January 31, 2007 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as to the validity of the Shares, the Option Shares and the Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the California General Corporation Law (the “CGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof:

1.        The Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.        The Option Shares have been duly authorized and reserved for issuance by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor upon exercise of the Options in accordance with the terms of the Options, the Option Shares, when issued, will be validly issued, fully paid and nonassessable.

3.        The Warrant Shares have been duly authorized and reserved for issuance by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor upon exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares, when issued, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ GREENE RADOVSKY MALONEY SHARE & HENNIGH LLP